Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

February 26, 1997

Board of Directors
Western National Life Insurance Company
5555 San Felipe, Suite 900
Houston, Texas  77056

Re:  Opinion  of  Counsel - WNL Separate Account A

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to WNL Separate Account A.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. WNL Separate Account A is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully paid and non-assessable contractual interest in WNL Separate Account A.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:  /s/ LYNN KORMAN STONE
   ----------------------------
         Lynn Korman Stone